EXHIBIT 10.51
January 21, 2011
Philippe Geyres
63 Rue Des Saints-Peres
75006 Paris
France
Dear Philippe,
We are pleased to make this offer of employment to you with Trident Digital Systems (UK) Ltd. (“Trident”), in the position of Executive Director. In such capacity you will provide services as the Interim Chief Executive Officer for the worldwide operations of Trident Microsystems, Inc. (“TMI”) and its subsidiaries. In this role, you will be performing your duties both inside the UK and outside of the UK. Trident may decide at some point in the future that you should be dually employed by another entity within the Trident group. As you know, this is a temporary but full-time position while the Board of TMI is conducting a search for a Chief Executive Officer (“CEO”).
The details of this offer, including the compensation package, are as follows:
1. Your salary will be US $50,000 per month, paid on a semi-monthly basis and pro rated for any partial month of service. Your monthly salary, and any other payments due hereunder, will be paid in Euros converted at the currency rate of conversion used by TMI’s finance group for purposes of inter-company payments in the most recently ended month prior to the date of payment.
2. You will be eligible to receive a discretionary bonus target of $50,000 per month of your service (pro rated for any partial month) through the date of the election by TMI of a CEO. The bonus will be subject to TMI’s executive bonus plan for its worldwide executives. The amount of the bonus is to be determined by the Compensation Committee of TMI’s Board of Directors (“Compensation Committee”) after the current performance period ends on June 30, 2011, and can be varied by the Compensation Committee in its discretion between 0% and 200% of such target amount based on the Compensation Committee’s evaluation of your contribution.
3. You will receive benefits while you are employed as Executive Director provided that the total cost is reasonable taking into account Trident’s policies applicable at your location of employment and in the US, and provided that the Compensation Committee will have the right to review the benefits package if the cost would exceed 125% of the benefits cost for a permanent CEO of Trident located in the U.S.
4. Upon the approval of the Compensation Committee you will be granted the equity incentive awards described in Appendix A, subject to the terms set forth therein.
5. In the temporary role of Executive Director, you will not be eligible to participate in TMI’s Executive Change in Control Severance Plan or in its Executive Retention and Severance Plan.
6. In providing services as Interim CEO for the worldwide operations of TMI and its subsidiaries your position will require substantial travel around the world. We will reimburse you for all travel expenses you incur in fulfilling your function as Executive Director, pursuant to Trident’s travel policy.
7. If TMI’s CEO search concludes with TMI electing a permanent CEO other than you, then as part of your compensation as Executive Director and provided you (i) continue as a member of the Board of Directors of TMI and (ii) have not resigned or been terminated for cause prior to such time, you agree to devote substantial additional time in your role as a director during the six months following the election of the

CEO to assist at the CEO’s request with his or her transition. You will be provided with a fee of $225,000 for such services, payable ratably over the six month period.
8. We will pay, or reimburse you for, reasonable legal fees incurred with respect to the review of this letter.
9. You will be indemnified for your activities as Executive Director as provided under your current Indemnification Agreement with TMI.
If TMI has not appointed a permanent CEO within six months of your accepting the position of Executive Director, we will re-evaluate your compensation at that time.
Within three (3) days of the start of your employment, you will be required to complete the following:
• Your employment with Trident is “at will”; it is for no specified term, and may be terminated by you or Trident at any time, with or without cause or advance notice. As a condition of your employment, you will be required to sign Trident’s standard form of Employment, Proprietary Information and Invention Assignment Agreement.
Trident is a dynamic, fast growing company whose success depends upon the contributions of talented individuals such as you. You can accept this offer by signing below, indicating your anticipated start date, and returning this copy to me. Should you have any questions or if you need additional information, please feel free to contact me.
Sincerely,
Trident Digital Systems (UK) Ltd.

/s/ David L. Teichmann
David L. Teichmann
Director

ACKNOWLEDGMENTS & ACCEPTANCE
I accept this employment offer with the understanding that it is not a contract for a fixed term or specified period of time. I understand that my employment is voluntary, “at will” and can be terminated either by me or by Trident at any time, with or without notice and with or without cause, subject to the terms of this letter. The provisions stated in this offer letter supersede all prior representations or agreements, whether written or oral. This offer letter may not be modified or amended except by a written agreement, signed by an authorized officer of Trident and me.

/s/ Philippe Geyres
Philippe Geyres
Dated January 21, 2011 Anticipated Start Date: January 21, 2011

Appendix A
Equity Incentive Compensation
Upon the approval of TMI’s Compensation Committee, you will be granted:
•	for each month of service in which you provide interim CEO services whether as Executive Director or through TMI or any of its subsidiaries (“Services”), 20,000 restricted stock units (“RSUs”), with that number being prorated for any partial month of such Services, and the RSUs being issued on the last day of each month in which you provide Services. These RSUs will vest when the permanent CEO is elected by TMI, provided your Services and your service on the TMI Board continue through such date. Your RSU award will be granted under and subject to the terms and conditions of TMI’s standard form of RSU agreement, as modified by this letter, which you will be required to sign as a condition to receiving the award. If your Services are terminated without “cause” before TMI has selected a permanent CEO any RSUs you have been issued or are entitled to receive through such date will vest upon the effective date of such termination. For this purpose, “cause” will have the definition provided in TMI’s Amended and Restated Executive Retention and Severance Plan, although no other terms of such plan are incorporated herein.

•	A non-qualified stock option to acquire 150,000 shares of common stock priced at the time of grant pursuant to TMI’s standard option grant policies. The option will vest pursuant to the standard terms of TMI’s initial option grants. This option will terminate and be cancelled if you are not later appointed as the permanent CEO of TMI.
Subject to the other terms of this appendix or the offer letter to which it is attached, these equity awards will be subject to the standard terms of the TMI’s 2010 Equity Incentive Plan.

/s/ Philippe Geyres
Philippe Geyres
January 21, 2011

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